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                                                             Exhibit 99(d)(1)(B)

                                                                  EXECUTION COPY


                             STOCK OPTION AGREEMENT


                  STOCK OPTION AGREEMENT, dated as of November 12, 2000 (this "Agreement"), among Adac Laboratories, a California corporation (the "Company"), Philips Holding USA Inc., a Delaware corporation ("Parent"), and Academy Acquisition Company, a Delaware corporation and an indirect wholly owned subsidiary of Parent that is to be renamed Philips Medical Acquisition Corporation("Merger Sub").

                              W I T N E S S E T H:

                  WHEREAS, concurrently with the execution and delivery of this Agreement, the parties hereto are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement") which provides, upon the terms and subject to the conditions set forth therein, for (i) the commencement by Merger Sub of a tender offer (the "Offer") to purchase any and all of the outstanding shares of the common stock, no par value (the "Shares"), of the Company at a price of $18.50 per Share in cash, net to the seller (such price, or such greater amount which may be paid pursuant to the Offer, the "Offer Price") and (ii) the subsequent merger of Merger Sub with and into the Company (the "Merger"), whereby each Share issued and outstanding (other than Shares owned by Parent, Merger Sub or any other subsidiary of Parent and other than Shares which are held by shareholders exercising dissenters' rights pursuant to Chapter 13 of the California General Corporation Law) shall be converted into the right to receive the Offer Price;

                  WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement, Parent and Merger Sub have required that the Company agree, and in order to induce Parent and Merger Sub to enter into the Merger Agreement, the Company has agreed, to grant to Merger Sub an option to purchase Shares upon the terms and subject to the conditions of this Agreement; and

                  WHEREAS, capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement.

                  NOW, THEREFORE, the parties hereto agree as follows:
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                                    ARTICLE I

                                The Top-Up Option

                  Section 1.01. Grant of Top-Up Stock Option. Subject to the terms and conditions set forth herein, the Company hereby grants to Merger Sub an irrevocable option (the "Top-Up Stock Option") to purchase that number of Shares (the "Top-Up Option Shares") equal to the number of Shares that, when added to the number of Shares owned by [NAME OF PARENT'S PARENT], a company incorporated under the laws of the Netherlands ("Grandparent"), Merger Sub, Parent and any other subsidiary of Grandparent immediately following consummation of the Offer, shall constitute 90% of the Shares outstanding on a fully diluted basis (but excluding, solely for the purpose of calculating the total number of Shares outstanding on a fully diluted basis, Shares issuable upon exercise of any stock option as to which a duly executed Option Cancellation (as defined in the Merger Agreement) has been received by the Company and Parent on or prior to 9:00 a.m., Pacific time, on the business day prior to the expiration of the Offer) and shall permit Merger Sub to effect the Merger pursuant to Section 1110 of the California General Corporation Law (assuming the issuance of the Top-Up Option Shares) at a purchase price per Top-Up Option Share equal to the Offer Price; provided, however, that the Top-Up Stock Option shall not be exercisable if the number of Shares subject thereto exceeds the number of authorized Shares available for issuance. The Company agrees to provide Parent and Merger Sub with information regarding the number of Shares available for issuance on an ongoing basis.

                  Section 1.02. Exercise of Top-Up Stock Option. (a) Merger Sub may, at its election, exercise the Top-Up Stock Option in whole, but not in part, at any one time after the occurrence of a Top-Up Exercise Event (as defined below) and prior to the Top-Up Termination Date (as defined below).

                  (b) A "Top-Up Exercise Event" shall occur for purposes of this Agreement upon Merger Sub's acceptance for payment pursuant to the Offer of Shares constituting, together with Shares owned directly or indirectly by Grandparent, Merger Sub, Parent and any other subsidiary of Grandparent, more than 50% of the Shares then outstanding


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but less than 90% of the Shares then outstanding on a fully diluted basis (but excluding, solely for the purpose of calculating the total number of Shares outstanding on a fully diluted basis, Shares issuable upon exercise of any stock option as to which a duly executed Option Cancellation has been received by the Company and Parent on or prior to 9:00 a.m., Pacific time, on the business day prior to the expiration of the Offer).

                  (c) Except as provided in the last sentence of this Section 1.02(c), the "Top-Up Termination Date" shall occur for purposes of this Agreement upon the earliest to occur of: (i) the Effective Time; (ii) the date which is 20 business days after the occurrence of a Top-Up Exercise Event; (iii) the termination of the Merger Agreement; and (iv) the date on which Merger Sub reduces the Minimum Condition to the Revised Minimum Number and accepts for payment a number of Shares equal to the Revised Minimum Number.

                  Notwithstanding the occurrence of the Top-Up Termination Date, Merger Sub shall be entitled to purchase the Top-Up Option Shares if it has exercised the Top-Up Stock Option in accordance with the terms hereof prior to such occurrence, and the occurrence of the Top-Up Termination Date shall not affect any rights hereunder which by their terms do not terminate or expire prior to or as of the Top-Up Notice Date (as herein defined).

                  (d) In the event Merger Sub wishes to exercise the Top-Up Stock Option, Merger Sub shall send to the Company a written notice (a "Top-Up Exercise Notice," the date of dispatch of which notice is referred to herein as the "Top-Up Notice Date") specifying the denominations of the certificate or certificates evidencing the Top-Up Option Shares which Merger Sub wishes to receive, the place for the closing of the purchase and sale pursuant to the Top-Up Stock Option (the "Top-Up Closing") and a date not earlier than one day nor later than ten business days after the Top-Up Notice Date for the Top-Up Closing; provided, however, that (i) the Top-Up Closing shall occur concurrently with the consummation of the Offer, (ii) if the Top-Up Closing cannot be consummated by reason of any applicable laws or orders, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been


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terminated and (iii) without limiting the foregoing, if prior notification to or approval of any governmental entity is required in connection with such purchase, Merger Sub and the Company shall promptly file the required notice or application for approval and shall cooperate in the expeditious filing of such notice or application, and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be,
(A) any required notification period has expired or been terminated or (B) any required approval has been obtained, and in either event, any requisite waiting period has expired or been terminated. The Company shall, promptly after receipt of the Top-Up Exercise Notice, deliver a written notice to Merger Sub confirming the number of Top-Up Option Shares and the aggregate purchase price therefor.

                                   ARTICLE II

                                     Closing

                  Section 2.01. Conditions to Closing. The obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Stock Option is subject to the following conditions:

                  (a) any applicable waiting period under the HSR Act and any applicable non-United States laws regulating competition, antitrust, investment or exchange controls relating to the issuance of the Top-Up Option Shares hereunder shall have expired or been terminated;

                  (b) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the exercise of the Top-Up Stock Option or the delivery of the Top-Up Option Shares in respect of any such exercise; and

                  (c) delivery of the Top-Up Option Shares would not violate, or otherwise cause a violation of the rule of the Nasdaq Stock Market set forth in
Section 4350(i)1(D) of the NASD Manual.

                  Section 2.02. Closing. (a) At the Top-Up Closing (i) the Company shall deliver to Merger Sub a


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certificate or certificates evidencing the applicable number of Top-Up Option
Shares (in the denominations designated by Merger Sub in the Top-Up Exercise Notice) and (ii) Merger Sub shall purchase each Top-Up Option Share from the Company at the Offer Price. Payment by Merger Sub of the purchase price for the Top-Up Option Shares may be made, at the option of Merger Sub, by delivery of
(i) immediately available funds by wire transfer to an account designated by the Company or (ii) a promissory note, in form and substance reasonably satisfactory to the Company and in a principal face amount equal to the aggregate amount of the purchase price, which promissory note shall be secured with property (other than the Top-Up Option Shares) reasonably acceptable to the parties, shall bear interest at a rate equal to 5% per annum and shall be payable in full with accrued interest immediately prior to the Effective Time.

                  (b) The Company shall pay all expenses, and any and all federal, state and local taxes and other charges, that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 2.02.

                  (c) Certificates evidencing Top-Up Option Shares delivered hereunder may include legends legally required including the legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

                  It is understood and agreed that the foregoing legend shall be removed by delivery of substitute certificate(s) without such legend upon the sale of the Top-Up Option Shares pursuant to a registered public offering or Rule 144 under the Securities Act, or any other sale as a result of which such legend is no longer required.


                                   ARTICLE III

                              Additional Agreements


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                  Section 3.01. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, Parent, Merger Sub and the Company will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

                  Section 3.02. Further Assurances. Each party shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in Merger Sub and Parent the power to carry out the provisions of this Agreement. If Merger Sub shall exercise the Top-Up Stock Option granted hereunder in accordance with the terms of this Agreement, each party shall, without additional consideration, execute and deliver all such further documents and instruments and take all such further action as any other party may reasonably request to carry out the transactions contemplated by this Agreement.


                                   ARTICLE IV

                                  Miscellaneous

                  Section 4.01. Notices. Any notice, request and other communication to any party hereunder shall be in writing (including facsimile transmission) and shall be given as specified in Section 10.7 of the Merger Agreement.

                  Section 4.02. Waiver of Conditions. The conditions to each of the parties' obligations to consummate this Agreement are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

                  Section 4.03. Payment of Expenses. Whether or not the transactions contemplated by this Agreement shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement.

                  Section 4.04. Entire Agreement, etc. This Agreement, the Merger Agreement and the Confidentiality Agreement, dated March 20, 2000, between Bear Stearns & Co., Inc., for itself and on behalf of the Company, and Parent,


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taken together, (a) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof, and (b) shall not be assignable by operation of law or otherwise and is not intended to create any obligations to, or (except with respect to the provisions of Section
7.9 of the Merger Agreement) rights in respect of, any person other than the parties hereto; provided, however, that Parent may designate, by written notice to the Company, another wholly-owned direct or indirect subsidiary to purchase the Top-Up Option Shares in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary.

                  Section 4.05. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, except as otherwise required by the California General Corporation Law.

                  Section 4.06. Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

                  Section 4.07. Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

                  Section 4.08. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.


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                  Section 4.09. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.


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                  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.


                                       ADAC LABORATORIES


                                       By:      /s/ R. Andrew Eckert
                                                ________________________________
                                                Name:
                                                Title: Chairman and Chief
                                                       Executive Officer



                                       PHILIPS HOLDING USA INC.


                                       By:      /s/ William E. Curran
                                                ________________________________
                                                Name:
                                                Title: Chairman, President
                                                       and Director



                                       ACADEMY ACQUISITION COMPANY


                                       By:      /s/ William E. Curran
                                                ________________________________
                                                Name:
                                                Title: President and Director


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